Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustee and Participants of

Missouri State Bank & Trust Company

Retirement Savings Plan

We consent to the incorporation by reference in the Registration Statement No. 333-182644 on Form S-8 of Bank of Montreal, of our report dated June 24, 2015, relating to the financial statements of Missouri State Bank & Trust Company Retirement Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Plan termination and the change to the liquidation basis of accounting given management’s determination that liquidation is imminent).

/s/ Schenck SC

Milwaukee, Wisconsin
June 24, 2015